Exhibit 99.1

Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES

APPOINTMENT OF DOUGLAS L. KENNEDY AS CEO AND DIRECTOR

BEDMINSTER, N.J.—October 4, 2012 – Frank A. Kissel, Chairman of Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) announced today that the Board of Directors has unanimously appointed Mr. Douglas L. Kennedy as CEO and Director of the Company effective October 9, 2012.

Mr. Kennedy joins the Company with nearly 35 years of commercial banking experience, including key executive level positions with Summit Bank, Fleet Bank, North Fork Bank and, most recently, Capital One Bank. Mr. Kissel noted, “Doug is a passionate, competitive, creative and versatile executive, with a proven track record. Doug’s significant experience and accomplishments in New Jersey commercial banking make him well suited to lead our Company.”

Mr. Kennedy said, “Peapack-Gladstone Bank and PGB Trust & Investments have a long and proud history. Over the past several years the Company has moved in a very positive direction, with strong overall performance and growth in earnings and stock price. I look forward to the opportunity to grow the business and take the Company to the next level of community banking.”

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.58 billion as of June 30, 2012. Peapack-Gladstone Bank, its wholly-owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s Trust Division, PGB Trust & Investments, operates at the Bank’s corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our website at www.pgbank.com or call 908-234-0700.